Exhibit 99.2

July 22, 2010

Earlier this morning, AmeriCredit and General Motors announced a definitive agreement for GM to acquire AmeriCredit. The Executive Team is very excited about the opportunities that this transaction will open up for our company and our employees.

This merger with GM will provide us additional opportunities to expand while maintaining the organizational integrity of our business. In other words, the Executive Team will continue in our current positions and AmeriCredit will operate as a stand-alone subsidiary of GM. We will remain focused on what we do best – providing nonprime auto financing solutions to both GM and non-GM dealers. And, with the heightened support of GM, we will be able to increase our penetration of GM dealers through coordinated GM branding and targeted customer marketing initiatives. We also plan to use this opportunity to expand our loan product offerings including reintroduction of a leasing product for GM dealers.

AmeriCredit’s growth objectives naturally align with GM’s desire to increase GM vehicle sales volume. We do not expect reductions-in-force or changes in compensation or benefit packages as a result of this transaction. On the contrary, we expect to see added job responsibilities and employment opportunities as a result of our expansion plans.

While we are excited about this next phase in AmeriCredit’s future, we acknowledge that change of this magnitude can be unsettling. Although we do not currently have all the answers, attached is a list of frequently asked questions that we hope will address many of your initial questions. If you have additional questions, please contact your senior leader.

Remember, whether we are a publicly traded company owned by many investors or a subsidiary of a larger corporation, the success of our operation depends on your efforts and the effective execution of our business strategy. In the days and months ahead as we work through the closing of this merger, let’s maintain our sharp focus on providing great service to our dealers and customers as we continue to profitably grow our business.

Best regards,

Dan